EXHIBIT 5.1

                               OPINION OF ATTORNEY

                                  Carl P. Ranno
                               2816 East Windrose
                             Phoenix, Arizona 85032


December 16, 2003

Millenium Holding Group, Inc.

     RE:  Opinion of Counsel-Registration Statement on Form S-8

Gentlemen,

I have acted as the Attorney for Millenium Holding Group, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 505,000 shares of the Company's common stock, $0.05 par value, issuable pursuant to the Company's Consulting Agreement (the "Plan").

I have examined the Company's Articles of Incorporation, as amended, the Company's By Laws, the Registration Statement and the records of meetings of the Board of Directors including resolutions based on said meetings and other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions herein rendered.

Based on my examination as above stated, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

Additionally, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Carl P. Ranno
------------------------
Carl P. Ranno, Esq.